We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-93052, 2-93052-99, 33-36511, 33-38470, 33-41957, 33-41959, 33-75244, 33-58973, 333-03439 and 333-14797)
and the Prospectus constituting part of the Registration Statements on Form S-3 (Nos. 33-54192 and 33-82544) of Champion Enterprises,
Inc. of our report dated February 7, 1997 appearing on page F-2 of this Form
10-K.




/S/ PRICE WATERHOUSE LLP
Detroit, Michigan
March 26, 1997